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                                                                    EXHIBIT 99.2


                      APERIAN ANNOUNCES MANAGEMENT CHANGES


AUSTIN, TX AND PHOENIX, AZ, MAY 4, 2001 - Aperian, Inc. (NASDAQ: APRN) today announced that Kevin Craig, who currently serves as company co-CEO, will become sole CEO.

Craig has demonstrated success in guiding Phoenix-based Fourthstage Technologies, which recently merged with Aperian, to profitability and dominant local market share in less than two years. Prior to founding Fourthstage, Craig held various senior management positions at Intel Corporation.

The company also announced the corporate and board resignations of co-CEO Robert Gibbs and COO Wayne Irwin, both of whom will continue to serve in consultant roles.

Highlights of Gibbs's two-year tenure at Aperian include having secured more than $80 million in outside financing and oversight of the company's nationwide expansion. A veteran of the telecommunications and information technology industry, Gibbs formerly served as president and chief financial officer of Uniden America Corporation.

Since joining Aperian in May of 2000, Irwin managed the company's national expansion and operations, consistently grew revenues and managed nationwide marketing efforts. Prior to joining Aperian, Irwin spent 17 years at GTE, where he held numerous management positions in operations and sales, including his last position as assistant vice president of Web commerce.

ABOUT APERIAN

Aperian is a managed services provider and systems integrator that focuses on providing customers with the latest innovations in architectures, infrastructures, professional services, applications and technology products. Armed with leading edge technologies from Sun Microsystems, Hewlett-Packard, Oracle, Veritas, EMC, Network Appliance, Storagetek and Cisco Systems, the company designs and implements high availability solutions. Complementing this strong enterprise integration business, the company is also a leading innovator and developer of patents in the use and implementation of next generation applications architectures and technologies.

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Media Contact:                                    Investor Contact:
Colleen Ryan                                      Frank Milano
512/695-3610                                      512/226-8664
cryan@aperian.com                                 fmilano@aperian.com